UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No. _____)

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ONTRAK, INC.
(Name of Registrant As Specified in Its Charter)

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ONTRAK, INC.
NOTICE OF STOCKHOLDER ACTION TAKEN BY WRITTEN CONSENT
To the Stockholders of Ontrak, Inc.:
This notice and the accompanying information statement are being furnished to the stockholders of Ontrak, Inc., a Delaware corporation, in connection with action taken by holders of a majority of the issued and outstanding shares of our common stock, approving, by written consent dated November 15, 2023, the following matters, which are described in more detail in the accompanying information statement:
•the issuance of shares of our common stock issuable upon exercise of warrants issued in a public offering and in a private placement that closed on November 14, 2023;
•the elimination of the provision in the Master Note Purchase Agreement, dated as of April 15, 2022, we entered into with Acuitas Capital LLC (together with its affiliates, “Acuitas”) and U.S. Bank Trust Company (as amended, the “Keep Well Agreement”), that prohibited the issuance of shares of our common stock upon the conversion of any senior secured convertible note (each, a “Keep Well Note”) or the exercise of any warrant issued under the Keep Well Agreement to the extent that, immediately after giving effect to the issuance of any such shares, Acuitas beneficially owned shares of our common stock representing more than 90% of the total number of shares of common stock outstanding as of the time of such issuance;
•an amendment to the provision in the outstanding Keep Well Note we previously issued to Acuitas providing for a reduction of the floor on the conversion price from $0.90 to $0.60 per share; and
•any other terms of the public offering or the private placement that closed on November 14, 2023 and/or the Fifth Amendment to the Master Note Purchase Agreement, dated as of October 31, 2023, we entered into with Acuitas and U.S. Bank Trust Company, that require approval of our stockholders under Nasdaq listing rules, including (a) the modification of provisions in the Keep Well Agreement and Keep Well Notes that increase the number of shares issuable in respect of the conversion of Keep Well Notes converted on November 14, 2023 and increase the warrant coverage for the warrant issued to Acuitas in connection with such conversion and reduce the exercise price of such warrant from $0.90 to $0.60 per share, and (b) the provisions in the warrants we issued on November 14, 2023 in the public offering and private placement that provide for adjustments to the exercise price of such warrants and to the number of shares issuable upon exercise of such warrants.
Our common stock is listed on The Nasdaq Capital Market. As discussed in more detail in the accompanying information statement, we obtained stockholder approval of the actions described above to comply with Nasdaq listing rules to the extent stockholder approval was required for such actions.
The purpose of this notice and accompanying information statement is to inform our stockholders of record as of November 15, 2023, for informational purposes only, of stockholder approval of the actions described above. The accompanying information statement is first being mailed to stockholders on or about November 30, 2023.
We Are Not Asking You for a Proxy and You Are Requested Not To Send Us a Proxy.

By Order of the Board of Directors,
/s/ Michael Sherman
Miami, FL	Michael Sherman
November 30, 2023	Chairman of the Board

ONTRAK, INC.
333 S. E. 2nd Avenue, Suite 2000
Miami, FL 33131
INFORMATION STATEMENT
Pursuant to Section 14(c) of the Securities Exchange Act of 1934

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy
THIS INFORMATION STATEMENT INTENDED TO INFORM YOU OF THE ACTIONS APPROVED BY WRITTEN CONSENT OF A MAJORITY OF THE STOCKHOLDERS. WE ARE NOT REQUESTING YOUR VOTE OR SOLICITING YOUR PROXY.
This Information Statement is first being sent or given to stockholders on or about November 30, 2023.
Introduction
This Information Statement is being furnished by Ontrak, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), to its stockholders as of the close of business on November 15, 2023, to inform such stockholders of actions taken by holders of a majority of the issued and outstanding shares of the Company’s common stock as of that date approving, by written consent, the following matters, which are described in more detail in this Information Statement under the sections titled “Background” and “Stockholder Approval Obtained,” below:
•the issuance of shares of our common stock issuable upon exercise of warrants issued in a public offering and in a private placement that closed on November 14, 2023;
•the elimination of the provision in the Master Note Purchase Agreement, dated as of April 15, 2022, we entered into with Acuitas Capital LLC (“Acuitas Capital” and together with its affiliates, “Acuitas”) and U.S. Bank Trust Company that prohibited the issuance of shares of our common stock upon the conversion of any senior secured convertible note or the exercise of any warrant issued thereunder to the extent that, immediately after giving effect to the issuance of any such shares, Acuitas beneficially owned shares of our common stock representing more than 90% of the total number of shares of common stock outstanding as of the time of such issuance;
•an amendment to the provision in the outstanding senior secured convertible note we previously issued to Acuitas providing for a reduction of the floor on the conversion price from $0.90 to $0.60 per share; and
•any other terms of the public offering or the private placement that closed on November 14, 2023 and/or the Fifth Amendment to the Master Note Purchase Agreement, dated as of October 31, 2023, we entered into with Acuitas and U.S. Bank Trust Company, that require approval of our stockholders under Nasdaq listing rules, including (a) the modification of provisions of the Master Note Purchase Agreement and the senior secured convertible notes issued thereunder that increase the number of shares issuable in respect of the conversion of such notes converted on November 14, 2023 and increase the warrant coverage for the warrant issued to Acuitas in connection with such conversion and reduce the exercise price of such warrant from $0.90 to $0.60 per share, and (b) the provisions in the warrants we issued on November 14, 2023 in the public offering and private placement that provide for adjustments to the exercise price of such warrants and to the number of shares issuable upon exercise of such warrants.
Our common stock is listed on The Nasdaq Capital Market. We obtained stockholder approval of the actions described in this Information Statement to comply with Nasdaq listing rules to the extent stockholder approval was required for such actions. See “Reasons For Soliciting Stockholder Approval,” below.

Under Section 228 of the Delaware General Corporation Law (“DGCL”), any action that may be taken at any annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To eliminate the costs and time involved in holding a special meeting, our board of directors determined to seek stockholder approval of the actions described in this Information Statement by written consent. See “Stockholder Approval Obtained,” below.
Our stockholders do not have appraisal rights under the DGCL in connection with the matters described herein. No other votes are required or necessary to approve the matters described herein.
Background
On October 31, 2023, the Company, certain of its subsidiaries, Acuitas Capital and U.S. Bank Trust Company, National Association, entered into an amendment (the “Fifth Amendment”) to the Master Note Purchase Agreement, dated as of April 15, 2022, by and among the parties, as amended by that certain First Amendment to Master Note Purchase Agreement made as of August 12, 2022, that certain Second Amendment to Master Note Purchase Agreement made as of November 19, 2022, that certain Third Amendment to Master Note Purchase Agreement made as of December 30, 2022, and that certain Fourth Amendment to the Master Note Purchase Agreement made as of June 23, 2023 (as amended through and including the Fifth Amendment, the “Existing Keep Well Agreement”). The Fifth Amendment was approved unanimously by our board of directors consisting entirely of independent and disinterested directors. See “Interests of Certain Persons,” below. On November 9, 2023, the Company and Acuitas entered into a letter agreement (the “November 9 Agreement,” and the Existing Keep Well Agreement as modified by the November 9 Agreement, the “Keep Well Agreement”) under which the minimum amount to be raised in an equity financing for such financing to constitute a “Qualified Financing” (as such term is defined in the Keep Well Agreement) was reduced from $8.0 million to $6.0 million.
Public Offering
On November 14, 2023, the Company closed its previously announced public offering (the “Offering”). In the Offering, the Company issued (a) 4,592,068 shares of its common stock and 9,184,136 warrants to purchase up to 9,184,136 shares of its common stock at a combined public offering price of $0.60 per share of common stock and accompanying warrants (the “Public Offering Price”), and (b) 5,907,932 pre-funded warrants to purchase up to 5,907,932 shares of its common stock (the “Public Offering Pre-Funded Warrants”) and 11,815,864 warrants to purchase up to 11,815,864 shares of its common stock at a combined public offering price of $0.5999 per Public Offering Pre-Funded Warrant and accompanying warrants, which represents the per share public offering price for the common stock and accompanying warrants less the $0.0001 per share exercise price for each Public Offering Pre-Funded Warrant. The initial exercise price of the warrants accompanying the shares of common stock and Public Offering Pre-Funded Warrants (collectively, the “Public Offering Warrants”) is $0.85 per share, which is subject to adjustment on the same basis as the Private Placement Warrants (as defined below). The Company received gross proceeds of $6.3 million from the Offering, which it used and intends to use for working capital and other general corporate purposes. The Offering constituted a Qualified Financing under the Keep Well Agreement.
Notes Conversion
In accordance with the Fifth Amendment, on November 14, 2023 and before the closing of the Offering, the Company issued 18,054,791 shares of its common stock to Humanitario Capital LLC, an affiliate of Acuitas Capital (“Humanitario”), upon the conversion of the aggregate principal amount of all the outstanding senior secured convertible notes (the “Keep Well Notes”) previously issued by the Company to Acuitas under the Keep Well Agreement, plus all accrued and unpaid interest thereon, minus $7.0 million (the “Notes Conversion”). The Notes Conversion was effected in accordance with the terms (including the conversion price of $0.90 per share) of the Keep Well Agreement and the Keep Well Notes. In connection with the Notes Conversion, and in accordance with the Keep Well Agreement, the Company issued to Acuitas a warrant to purchase up to 18,054,791 shares of the Company’s common stock with an exercise price of $0.9228 per share (the “Conversion Warrant”).
Because the Public Offering Price was less than the conversion price at which the Keep Well Notes were converted in the Notes Conversion, upon the effectiveness of the stockholder approval of the Corporate Actions (as defined below): (a) we will issue to Acuitas additional shares of our common stock such that the total number of shares of common stock issued in respect of the Notes Conversion plus such additional shares of common stock will equal the number of shares we would have issued in respect of the Notes Conversion if the Keep Well Notes converted therein were converted at a conversion price equal to the Public Offering Price; and (b) the exercise price of the Conversion Warrant will be reduced to $0.60 per share (i.e., the Public Offering Price), and the number of shares of common stock subject to the Conversion Warrant will be increased to the number of shares of common stock that would have been subject to the Conversion Warrant if the Keep Well Notes converted in the Notes Conversion were converted at a conversion price equal to the Public Offering Price (the matters described in clauses (a) and (b), the “Notes Conversion Modifications”).
Private Placement
In accordance with the Fifth Amendment, concurrent with the closing of the Offering, the Company issued to Humanitario in a private placement (the “Private Placement”) an unregistered pre-funded warrant to purchase up to 18,333,333 shares of the Company’s common stock (the “Private Placement Pre-Funded Warrant”) and an unregistered warrant to purchase up to 36,666,666 shares of the Company’s common stock (the “Private Placement Warrant” and together with the Private Placement Pre-Funded Warrant, the “Private Placement Securities”), for total consideration of $11.0 million. The consideration for the Private Placement Securities purchased by Acuitas consisted of (a) the $6.0 million Acuitas previously delivered to the Company in June 2023 and September 2023 in accordance with the Keep Well Agreement and (b) a reduction of the aggregate amounts outstanding under the Keep Well Notes (after giving effect to the Notes Conversion) to $2.0 million (the Keep Well Note evidencing such $2.0 million, the “Surviving Note”). Each Private Placement Pre-Funded Warrant was sold with two Private Placement Warrants, with each Private Placement Warrant exercisable for one share of our common stock.
Surviving Note
Under the Fifth Amendment, the maturity date of the Surviving Note has been extended from September 30, 2024 to May 14, 2026, the date that is two years and six months after the closing date of the Offering, unless the Surviving Note becomes due and payable in full earlier, whether by acceleration or otherwise, and, because the Public Offering Price was lower than $0.90, then, subject to the effectiveness of the Corporate Actions, the $0.90 floor on the conversion price of the Surviving Note will be replaced with the Public Offering Price (the “Conversion Price Floor Reduction”). Accordingly, subject to the effectiveness of the Corporate Actions, the conversion price of the Surviving Note will be the lesser of (i) $2.40 per share, subject to adjustment for stock splits and the like, and (ii) the greater of (a) the consolidated closing bid price of our common stock on the trading day immediately prior to conversion and (b) $0.60 per share, subject to adjustment for stock splits and the like.
The Warrants
The material terms of the Private Placement Pre-Funded Warrant and Private Placement Warrant are substantially similar to the material terms of the Public Offering Pre-Funded Warrants and the Public Offering Warrants (the Private Placement Pre-Funded Warrant, Private Placement Warrant, Public Offering Pre-Funded Warrants and the Public Offering Warrants, collectively, the “Subject Warrants”), respectively, except the Private Placement Securities have registration rights.
Exercisability and Term. The exercisability of the Subject Warrants is subject to the effectiveness of the Corporate Actions. Upon effectiveness of the Corporate Actions, (a) the Private Placement Pre-Funded Warrant and Public Offering Pre-Funded Warrants may be exercised at any time until exercised in full, and (b) the Private Placement Warrant and Public Offering Warrants may be exercised through the fifth anniversary of the date of the effectiveness of the Corporate Actions.
Exercise Price. The exercise price of the Private Placement Pre-Funded Warrant and of the Public Offering Pre-Funded Warrants is $0.0001 per share, subject to customary adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the Private Placement Pre-Funded Warrant and of the Public Offering Pre-Funded Warrants is $0.85 per share, subject to adjustment as further described below.

In addition to customary adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock, the exercise price of the Private Placement Warrant and of the Public Offering Warrants (collectively, the “Subject Warrants”) and the number of shares of common stock issuable upon exercise thereof are subject to adjustment upon the occurrence of the events described below (collectively, the “Warrant Adjustment Provisions”).
•    Adjustment at the Later of the 2.5 Year Mark and Stockholder Approval. At the later of (a) May 14, 2026, the two-and-a-half year anniversary of the date the Subject Warrants were issued and (b) the date that stockholder approval of the Corporate Actions is obtained and deemed effective (the later of (a) and (b), the “Trigger Date”), the exercise price of the Subject Warrants will be reduced to the greater of (i) $0.1584 per share, which was 20% of the last closing bid price of our common stock before we entered into the securities purchase agreement with the investors in the Offering and (ii) the lesser of (x) the then exercise price and (y) the lowest volume weighted average price of our common stock on any trading day during the five trading day period immediately before the Trigger Date.
•    Alternative Exercise Price Following Certain Issuances. If we issue or sell, or enter into any agreement to issue or sell, any common stock, common stock equivalents, or rights, warrants or options to purchase shares of our capital stock or common stock equivalents that are issuable or convertible into or exchangeable or exercisable for shares of our common stock at a price which varies or may vary with the market price of our common stock (excluding customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events), the holder will have the right, in its sole discretion, to substitute the variable price for the exercise price of the Subject Warrants.
•    Adjustment for Stock Combination Events. In the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock (a “Stock Combination Event”), if the Event Market Price (as defined below) is less than the exercise price of the Subject Warrants then in effect (after giving effect to customary adjustments thereto as a result of the event), then on the 16th trading day immediately following the Stock Combination Event, the exercise price of the Subject Warrants will be reduced to the Event Market Price. “Event Market Price” means, with respect to any Stock Combination Event, the quotient determined by dividing (x) the sum of the volume weighted average price of our common stock for each of the five lowest trading days during the 20 consecutive trading day period ending and including the trading day immediately preceding the 16th trading day after the date of such Stock Combination Event, by (y) five.
•    Adjustment Upon Restricted Investor Subsequent Placement. If at any time prior to the three-and-a-half year anniversary of the date the Subject Warrants are exercisable, we (1) grant, issue or sell (or enter into any agreement to grant, issue or sell) any shares of common stock, non-convertible indebtedness and/or common stock equivalents to Acuitas that results in a reduction of the exercise price in accordance with the terms of the Subject Warrants, or (2) consummate (or enter into any agreement with respect to) any other financing with Acuitas (any transaction described in clause (1) or (2), other than certain exempt issuances, a “Restricted Transaction”) and the exercise price of the Subject Warrants is greater than the lowest volume weighted average price of our common stock on any trading day during the five trading day period immediately following the public announcement of such Restricted Transaction, then the exercise price of the Subject Warrants will be reduced to the lowest volume weighted average price on any trading day during such five trading day period.
•    Adjustment for Dilutive Issuances. If we issue (or enter into any agreement to issue) any shares of our common stock or common stock equivalents, excluding certain exempt issuances, for a consideration per share less than the exercise price of the Subject Warrants in effect immediately prior to such issuance or deemed issuance, then the exercise price of the Subject Warrants will be reduced to an amount equal to the consideration per share at which the common stock or common stock equivalents were issued or deemed issued.
•    Adjustment to Number of Shares Issuable Upon Exercise. Simultaneously with any adjustment to the exercise price on or prior to the three-and-a-half year anniversary of the date the Subject Warrants are exercisable, the number of shares of common stock issuable upon exercise will be increased or decreased proportionally, such that the aggregate exercise price of the Subject Warrants, after taking into account the adjustment in the exercise price, will be equal to the aggregate exercise price before the adjustment in the exercise price.
Fundamental Transaction. In the event of a fundamental transaction, as described in the Subject Warrants and which generally includes any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, a holder of any of the Subject Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holder would have received had it exercised the Subject Warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Subject Warrants, in the event of certain fundamental transactions, the holder will be entitled to receive consideration in an amount equal to the Black Scholes Value (as defined in the Subject Warrants) of the Subject Warrants on the date of consummation of such transaction.
Reasons For Soliciting Stockholder Approval
Our common stock is listed on The Nasdaq Capital Market and we are subject to Nasdaq listing rules.
Nasdaq listing rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the company. This rule does not define when a change in control of a company may be deemed to occur; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction a person or entity will hold 20% or more of the outstanding shares of common stock or voting power of an issuer and such ownership or voting power of an issuer would represent the largest ownership position in the issuer.
Nasdaq listing rule 5635(c), among other things, requires stockholder approval prior to the issuance of securities when an equity compensation arrangement is made pursuant to which stock may be acquired by officers, directors, employees, or consultants. Nasdaq guidance provides that the issuance of common stock (or equivalents) or securities convertible into or exercisable for common stock to officers, directors, employees, or consultants at a price less than the market value of the stock is considered a form of “equity compensation” and requires stockholder approval unless the issuance is part of a public offering.
Nasdaq listing rule 5635(d) requires stockholder approval prior to a 20% Issuance at a price that is less than the Minimum Price. For purposes of Nasdaq listing rule 5635(d), (a) “20% Issuance” means a transaction, other than a public offering as defined in IM-5635-3, involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by officers, directors or substantial shareholders of the Company, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance; and (b) “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement.
Under the Fifth Amendment, we were required to seek stockholder approval in accordance with Nasdaq listing rules of: (a) the issuance of shares of our common stock issuable upon exercise of Subject Warrants that in the aggregate are in excess of the maximum number of shares of our common stock permitted to be issued without such approval under Nasdaq listing rules (the “Warrant Shares Issuance”), (b) the Conversion Price Floor Reduction, (c) the elimination of the provision in the Keep Well Agreement that prohibited the issuance of shares of the Company’s common stock upon the conversion of any Keep Well Note or the exercise of any warrant issued under the Keep Well Agreement to the extent that, immediately after giving effect to the issuance of any such shares, Acuitas would beneficially own shares of the Company’s common stock representing more than 90% of the total number of shares of common stock outstanding as of the time of such issuance (the “90% Issuance Cap”), and (d) any other terms of the Offering, the Private Placement and/or the Fifth Amendment that require approval of the Company’s stockholders under Nasdaq listing rules, including the Notes Conversion Modifications and the Warrant Adjustment Provisions (the matters described in clauses (a), (b), (c) and (d), collectively, the “Corporate Actions”).

In February 2023, Terren S. Peizer, an affiliate of Acuitas Capital, was a member of our board of directors, chairman of our board of directors, our executive chairman and our chief executive officer. In order to satisfy the requirements of Nasdaq listing rules 5635(b), (c) and (d), we solicited and obtained stockholder approval for the issuance to Acuitas of (a) shares of common stock issued to Acuitas under the Keep Well Agreement, (b) the Keep Well Notes, (c) the warrants to purchase shares of our common stock issuable in connection with the conversion of the Keep Well Notes, (d) shares of our common stock issuable upon exercise of such warrants, and (e) the shares of our common stock issuable upon conversion of the Keep Well Notes. These issuances had the potential to result in a change of control of the Company. In the event the Conversion Price Floor Reduction, the Notes Conversion Modifications and/or the elimination of the 90% Issuance Cap could be considered by Nasdaq to require stockholder approval under Nasdaq listing rules 5635(b), (c) and (d) or under any other Nasdaq listing rule, we solicited stockholder approval thereof.
On March 2, 2023, Mr. Peizer resigned from our board of directors and from all other offices he then held with us, including as our chief executive officer. Accordingly, Nasdaq listing rule 5635(c) no longer applies to issuances of equity to Acuitas. With respect to the Warrant Shares Issuance, immediately prior to the closing of the Offering and the Private Placement, we had 22,971,830 shares of common stock outstanding. Accordingly, absent stockholder approval, we could not effect a 20% Issuance at a price that is less than the Minimum Price. We issued 4,592,068 shares of common stock in the Offering, which number of shares was less than 20% of the number of shares of common stock outstanding before such issuance. Therefore, stockholder approval was not required for the issuance of those shares. However, stockholder approval is required for the issuance of the shares of our common stock issuable upon exercise of the Subject Warrants that in the aggregate are in excess of the maximum number of shares of our common stock permitted to be issued without stockholder approval under Nasdaq listing rule 5635(d). Accordingly, we solicited stockholder approval of the Warrant Shares Issuance to satisfy the requirements of Nasdaq listing rule 5635(d) and, to the extent applicable, any other Nasdaq listing rule, including Nasdaq listing rule 5635(b) to the extent applicable following the stockholder approval obtained in February 2023.
We solicited stockholder approval of the Warrant Adjustment Provisions to satisfy the requirements of Nasdaq listing rule 5635(d) and the stockholder approval requirement of any other Nasdaq listing rule, including Nasdaq listing rule 5635(b) to the extent applicable following the stockholder approval obtained in February 2023.
Stockholder Approval Obtained
Section 228 of the DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation in the manner required by Section 228 of the DGCL. Our certificate of incorporation permits the taking of action by its stockholders by written consent. To eliminate the costs and time involved in holding a special meeting, our board of directors determined to seek stockholder approval of the Corporate Actions by written consent.
Section 213(b) of the DGCL provides that, in order that a corporation may determine the stockholders entitled to consent to corporate action without a meeting in accordance with Section 228 of the DGCL, the board of directors may fix a record date. November 15, 2023 was fixed as the record date for the foregoing purpose. As of November 15, 2023, there were 27,563,898 shares of our common stock outstanding. Each holder of common stock is entitled to one vote for each share held by such holder. On November 15, 2023, Acuitas owned 20,036,780, or approximately 73%, of the outstanding shares of our common as of that date. On November 15, 2023, Acuitas executed and delivered to the Company a written consent approving the Corporate Actions.
Under SEC rules, in the case of corporate actions taken by the consent of stockholders, the definitive information statement must be sent or given at least 20 calendar days prior to the earliest date on which the corporation actions approved by the consent of stockholders may be taken. Accordingly, the effectiveness of the stockholder approval of the Corporate Actions will be 20 calendar days after the date on which this Information Statement is first sent or given to the Company’s stockholders, or approximately December 20, 2023.
Effect of Issuance of Securities on Current Stockholders
As a result of the effectiveness of the Corporate Actions: (a) the number of shares issuable upon conversion of the Surviving Note, assuming a conversion price of $0.60 per share and that the amount converted is $2.0 million and any unconverted interest is paid in cash, increases from 2,222,223 to 3,333,334; (b) the number of shares of common stock issuable upon exercise of the warrant that would be issued in connection with the conversion of the Surviving Note, assuming a conversion price of $0.60 per share and that the amount converted is $2.0 million any unconverted interest is paid in cash, increases from 2,222,223 to 3,333,334 and the exercise price of such warrant would be $0.60 instead of $0.90; (c) upon exercise of all the Subject Warrants, we would issue an aggregate of 81,907,931 shares of our common stock, assuming that the exercise price of all the Subject Warrants is paid in cash and that we do not trigger any of the anti-dilution provisions of the Subject Warrants that would increase the number of shares issuable upon exercise thereof; (d) we will issue an additional 9,027,395 shares of our common stock to Acuitas in respect of the Notes Conversion, the exercise price of the Conversion Warrant will be reduced to $0.60 per share, subject to further adjustment as set forth therein, and the number of shares of common stock subject to the Conversion Warrant will increase by 9,027,395; and (e) the 90% Issuance Cap will be eliminated.
As of November 15, 2023, we had 27,563,898 shares of common stock outstanding. Assuming we issue all the shares described in the paragraph above that will be issuable as a result of the effectiveness of the Corporate Actions, we would issue an aggregate of 102,184,943 shares of our common stock, or approximately 371% of the number of outstanding shares of our common stock as of November 15, 2023. Of such 102,184,943 shares, 75,277,011 would be issued to Acuitas and 26,907,932 would be issued to the investors in the Offering, and if so issued, and assuming no other issuances of our common stock (including upon exercise of any of the Public Offering Pre-Funded Warrants or Public Offering Warrants), Acuitas’ ownership of our outstanding common stock would increase from approximately 79% as of November 15, 2023 to approximately 93%. Such issuances would dilute the percentage interest of the holders of our common stock, other than Acuitas, in the voting power, liquidation value and aggregate book value of the Company.
The effect of the Warrant Adjustment Provisions on our stockholders cannot be determined with specificity at this time because the extent of the effect of such provisions will be determined by future events that cannot be predicted with any reasonable certainty at this time, including what the lowest volume weighted average price of our common stock will be on any trading day during the five trading day period immediately before May 14, 2026 and whether we will issue any securities in the future that trigger the Warrant Adjustment Provisions or, if we do, the consideration per share at which we are deemed to have issued any such securities.
Interest of Certain Persons
None of our directors or executive officers have any substantial interest, directly or indirectly, in any of the Corporate Actions except to the extent of their ownership of shares of our common stock. None of our officers or directors invested in the Offering or the Private Placement and none of them have any ownership, pecuniary or other interest in the Keep Well Notes or Conversion Warrant that will be affected by the Notes Conversion Modifications or in the Surviving Note that will be affected by the Conversion Price Floor Reduction.
On March 2, 2023, Terren S. Peizer resigned as a member of our board of directors, as chairman of our board of directors, as executive chairman, and as our chief executive officer. Mr. Peizer is an affiliate of Acuitas Capital, Acuitas Group Holdings, LLC, and Humanitario, all of which are entities directly or indirectly wholly owned and controlled by Mr. Peizer. As holders of the Surviving Note, the Keep Well Notes that were converted in the Notes Conversion, the Conversion Warrant and the Private Placement Securities, Acuitas has an interest in all of the Corporate Actions. If stockholder approval of the Corporate Actions were not obtained, Acuitas would not be entitled to exercise the Private Placement Securities and would not be entitled to the benefits of the Conversion Price Floor Reduction, the Notes Conversion Modifications, the Warrant Adjustment Provisions, the elimination of the 90% Issuance Cap or of any other of the Corporate Actions, including of any other terms of the Private Placement and/or the Fifth Amendment that require approval of the Company’s stockholders under Nasdaq listing rules.

Change in Control
Immediately prior to the Notes Conversion, Acuitas owned approximately 40% of our outstanding common stock and beneficially owned approximately 92% of our common stock (assuming the Surviving Note is converted at a conversion price of $0.90 per share and excluding 2,222,223 shares of common stock issuable upon exercise of a warrant that would be issued in connection with the conversion of the Surviving Note). Immediately following the Notes Conversion and the closing of the Offering, Acuitas owned approximately 73% of our outstanding common stock and beneficially owned approximately 86% of our common stock (assuming the Surviving Note is converted at a conversion price of $0.90 per share and excluding (a) 2,222,223 shares of common stock issuable upon exercise of a warrant that would be issued in connection with the conversion of the Surviving Note and (b) any additional securities to be issued to Acuitas in respect of the Notes Conversion or the shares of the Company’s common stock issuable upon exercise of the Private Placement Securities; the issuance of the securities described in clause (b) are subject to the effectiveness of the Corporate Actions). For additional information regarding the change in control resulting from the Notes Conversion, see “Background,” above.
Under the stockholders agreement entered into as of February 21, 2023, by and between the Company and Acuitas Capital, at all times that Acuitas’ beneficial ownership of the Company’s capital stock equals at least 50% of all of the Company’s then issued and outstanding shares of common stock: (i) Acuitas has agreed to vote all shares of the Company’s common stock beneficially owned by it (a) in favor of an amendment to the certificate of incorporation or bylaws of the Company that would require the Company’s board of directors to include not fewer than three Independent Directors (as defined below) at all times, (b) in favor of the election or re-election of Independent Directors nominated for election by the Company’s board of directors or by the nominating committee of the Company’s board of directors unless the failure of a nominee to be elected or re-elected to the Company’s board of directors would not result in the Company having fewer than three Independent Directors following such election and (c) against any proposal or action that would result in the Company’s board of directors having fewer than three Independent Directors at all times; and (ii) the Company shall not enter into any transaction between the Company or any of its affiliates, on the one hand, and Acuitas Capital or any of its affiliates (excluding the Company and its affiliates), on the other hand, unless it is approved by a majority of the Independent Directors then serving on the Company’s board of directors, and any such transaction not so approved will be deemed void ab initio. “Independent Director” means a director who is not an executive officer or employee of the Company, who would satisfy the standards for being considered an independent director under Nasdaq marketplace rules and who, in the opinion of a majority of the Independent Directors then serving on the Company’s board of directors, has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; provided, that an Independent Director shall not include (a) Acuitas Capital or Terren S. Peizer, (b) any person who is an employee of Acuitas Capital, Mr. Peizer or any of their respective affiliates (excluding the Company), (c) any person who, directly or indirectly, has a material business relationship with Acuitas Capital or Mr. Peizer, or (d) any person who, directly or indirectly, is otherwise an affiliate of Acuitas Capital or Mr. Peizer; provided, further, however, that, notwithstanding the preceding proviso, a person shall not be precluded from being determined to be an Independent Director solely because such person serves on the board of directors of an entity with Mr. Peizer.
In addition, notwithstanding the provisions of Section 253 of the DGCL (“Section 253”), Acuitas Capital has agreed not to effect any transaction that could be effected under Section 253, unless such transaction is approved by a majority of the Independent Directors then serving on the Company’s board of directors, and any such transaction not so approved will be deemed void ab initio.
We are not aware of any arrangements, including any pledge by any person of our stock, the operation of which may at a subsequent date result in a change of control of the Company, other than matters described herein.
No Appraisal Right
Neither the DGCL nor our certificate of incorporation provides our stockholders with appraisal rights in connection with any of the Corporate Actions. This means that no stockholder is entitled to receive any cash or other payment as a result of, or in connection with any of the Corporation Actions, even if a stockholder has not been given an opportunity to vote.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 15, 2023 (the “Measurement Date”) for (a) each stockholder known by us to own beneficially more than 5% of our common stock (b) our named executive officers, (c) each of our directors, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of the Measurement Date pursuant to the exercise or conversion of outstanding securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 27,563,898 shares of common stock outstanding on the Measurement Date.

			Total
		Shares	common
	Common	beneficially	stock	Percent
	stock	owned	beneficially	of
Name of beneficial owner (1)	owned	(2)	owned	class
5% or Greater Stockholder
Acuitas Group Holdings, LLC (3)	20,036,780	104,813,287	124,850,067	94.3%

Directors and Named Executive Officers:
Richard A. Berman	—	118,575	118,575	*
Michael E. Sherman	2,592	121,419	124,011	*
James M. Messina	—	82,989	82,989	*
Brandon H. LaVerne	7,349	38,115	45,464	*
Mary Louise Osborne	5,386	22,164	27,550	*
Terren S. Peizer (3)(4)	20,036,780	104,813,287	124,850,067	94.3
Jonathan E. Mayhew (5)	—	—	—	*

All current directors and executive officers as a group (8 persons)	27,655	432,827	460,482	1.2%
___________

*	Less than 1%.
(1)	Except as set forth below, the mailing address of all individuals listed is c/o Ontrak, Inc., 333 S. E. 2nd Avenue, Suite 2000, Miami, FL, 33131.
(2)	Numbers in this column represent shares of common stock that may be acquired within 60 days of the Measurement Date pursuant to the exercise or conversion of outstanding securities.
(3)	Acuitas Group Holdings, LLC is a limited liability company 100% owned by Terren S. Peizer. Total common stock beneficially owned consists of: (i) 29,064,175 shares of common stock, which consists of 20,036780 outstanding shares of common stock owned as of the Measurement Date and 9,027,395 shares of common stock that will be issued upon the effectiveness of the Corporation Actions in respect of the Notes Conversion; (ii) an aggregate of 89,119,224 shares of common stock issuable upon exercise of outstanding warrants, including the Private Placement Securities and the Conversion Warrant after taking into account the additional 9,027,395 shares of common stock that will become subject to the Conversion Warrant upon the effectiveness of the Corporation Actions; (iii) an aggregate of 3,333,334 shares of common stock issuable upon conversion of senior secured convertible notes (assuming the conversion of the entire principal amounts thereof and all accrued and unpaid interest thereon and a conversion price of $0.60), and (iv) 3,333,334 shares of common stock issuable upon exercise of a warrant that would be issued in connection with the conversion of all of the amounts owed under the notes referenced in clause (iii). The address for Acuitas and Mr. Peizer is 200 Dorado Beach Drive, #3831, Dorado, Puerto Rico, 00646.
(4)	Former Chairman of the Board and Chief Executive Officer.
(5)	Former Chief Executive Officer.

Householding of Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for information statements, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single information statement, proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders “household” our information statements, proxy statements and annual reports. A single information statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate information statement, proxy statement and annual report, or, if you share an address with another of our stockholders and are receiving multiple copies of information statements, annual reports and proxy statements but only wish to receive a single copy of such materials, you may:
•if you are a stockholder of record, direct your written request to our transfer agent, Equiniti Trust Company, LLC (in writing: Attn: Proxy Dept., 6201 15th Avenue, Third Floor, Brooklyn, NY 11219, U.S.A.; or by telephone: in the United States, 1-800-PROXIES (1-800-776-9437) and outside the United States, 1-718-921-8500); or
•if you are not a stockholder of record, notify your broker.
We will promptly deliver, upon request, a separate copy of the information statement, annual report and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you currently receive multiple copies of documents at your address and would like to request “householding” of these communications, please contact your broker if you are not a stockholder of record; or contact our transfer agent if you are a stockholder of record, using the contact information provided above.

Additional Information
Additional information regarding the Offering, the Private Placement, the Notes Conversion, the Subject Warrants and the Fifth Amendment is available in the registration statement on Form S-1 we originally filed with the SEC on June 29, 2023, in the prospectus that forms a part of such registration statement we filed with the SEC on November 13, 2023, and in the current reports on Form 8-K we filed with the SEC on each of November 2, 2023 and November 15, 2023.
Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, and proxy statements and other information we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website at www.ontrakhealth.com under the Investors tab as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including our company.
THIS INFORMATION STATEMENT IS DATED NOVEMBER 30, 2023. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. You should rely only on the information provided in this Information Statement. We have not authorized any person to provide information other than that provided herein.
We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

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